CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Buffered Performance Leveraged Upside	$5,057,000	$587.62
Securities due 2018

July 2015 Pricing Supplement No. 413 Registration Statement No. 333-200365 Dated July 10, 2015 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in Currencies

Buffered PLUS due July 16, 2018

Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Brazilian real + Russian ruble + Indian rupee + Chinese renminbi

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Buffered PLUS offer leveraged exposure to the performance of an equally-weighted basket of four emerging markets currencies relative to the U.S. dollar, while providing limited protection against a negative performance of the basket. If the basket of currencies has weakened relative to the U.S. dollar such that the basket performance is less than -30%, investors are exposed to the negative performance of the basket, subject to a minimum payment at maturity. At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. At maturity, if the basket has depreciated and (i) if the basket performance is less than or equal to zero but greater than or equal to -30%, the Buffered PLUS will redeem for par or (ii) if the basket performance is less than -30%, investors will lose 1% for every 1% decline in the basket performance below the specified -30%. Investors may lose up to 70% of the stated principal amount of the Buffered PLUS.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	July 10, 2015
Original issue date:	July 15, 2015 (3 business days after the pricing date)
Maturity date:	July 16, 2018
Aggregate principal amount:	$5,057,000
Interest:	None
Basket:	Basket Currency	Weighting	Initial Exchange Rate
	Brazilian real (“BRL”)	25%	3.1897
	Russian ruble (“RUB”)	25%	56.6525
	Indian rupee (“INR”)	25%	63.3793
	Chinese renminbi (“CNY”)	25%	6.1153
Payment at maturity:

•      If the basket of currencies has strengthened relative to the U.S. dollar such that the basket performance is positive:

$1,000 + leveraged upside payment

•      If the basket of currencies has remained unchanged or weakened relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to -30%:

$1,000

•       If the basket of currencies has weakened relative to the U.S. dollar such that the basket performance is less than -30%:

[$1,000 x (1 + basket performance)] + minimum payment at maturity

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity be less than $300 per Buffered PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	The sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Leverage factor:	18
Maximum payment at maturity:	None
Minimum payment at maturity:	$300 per Buffered PLUS (30% of the stated principal amount)
Currency performance:

With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)

This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Buffered PLUS at Maturity––Example 3.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket––Initial Exchange Rate” above
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:

With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth in “Fact Sheet—Key Terms—Reference source” on page 7.

For each basket currency, an increase in the exchange rate means that such basket currency has depreciated relative to the U.S. dollar such that it takes more units of such basket currency to purchase one U.S. dollar. Conversely, a decrease in the exchange rate means that such basket currency has appreciated relative to the U.S. dollar such that it takes fewer units of such basket currency to purchase one U.S. dollar.

Valuation date:	July 11, 2018, subject to adjustment for non-currency business days.
CUSIP / ISIN:	61760QGT5 / US61760QGT58
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$858.70 per Buffered PLUS. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Buffered PLUS	$1,000	$10	$990
Total	$5,057,000	$50,570	$5,006,430

(1) Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $10 for each Buffered PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for Currency-Linked PLUS.

(2) See “Use of proceeds and hedging” on page 9.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Currency-Linked PLUS dated November 19, 2014        Prospectus dated November 19, 2014

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Overview

Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS due July 16, 2018 Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar (the “Buffered PLUS”) provide investors with an opportunity to gain leveraged upside exposure to the performance of an equally-weighted basket of four emerging markets currencies (the “basket”) relative to the U.S. dollar.

If the basket as a whole has strengthened relative to the U.S. dollar on the valuation date such that the basket performance is positive, the investment will return the stated principal amount plus 18 times the positive basket performance (e.g. a basket performance of 5% will result in a return of 90%.

If the basket has remained unchanged or has weakened such that the basket performance is zero or negative but greater than or equal to -30%, the payment at maturity will equal the stated principal amount of $1,000 per Buffered PLUS.

If the basket has weakened such that the basket performance is less than -30%, the payment at maturity will be an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity of $300.

The Buffered PLUS do not pay interest, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 3 years
Leverage factor:	18
Payment at maturity:

(i)     If the basket performance is positive:

$1,000 + leveraged upside payment

(ii)    If the basket performance is zero or negative but greater than or equal to -30%:

$1,000

(ii)    If the basket performance is less than -30%:

[$1,000 x (1 + basket performance)] + minimum payment at maturity

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity be less than $300 per Buffered PLUS.

Basket performance:

Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

Currency performance value, with respect to each basket currency, is the currency performance times weighting, calculated by the following formula:

[1 – (final exchange rate / initial exchange rate)] x weighting

This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Buffered PLUS at Maturity––Example 3.”

Maximum payment at maturity:	None
Minimum payment at maturity:	$300 per Buffered PLUS (30% of the stated principal amount)
Interest:	None

July 2015	Page 2

Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date is $858.70.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the basket currencies. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket currencies, instruments based on the basket currencies, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket currencies, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

July 2015	Page 3

Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Basket Overview

The basket is an equally-weighted basket of four emerging markets currencies.

Basket Information as of July 10, 2015
Basket Currency	Weighting	Quotation Convention	Initial Exchange Rate
Brazilian real (“BRL”)	25%	# BRL / 1 USD	3.1897
Russian ruble (“RUB”)	25%	# RUB / 1 USD	56.6525
Indian rupee (“INR”)	25%	# INR / 1 USD	63.3793
Chinese renminbi (“CNY”)	25%	# CNY / 1 USD	6.1153

Historical Basket Performance January 1, 2010 to July 10, 2015

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2010 through July 10, 2015 assuming the basket currencies are equally-weighted as set out above. The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period. The graph does not take into account the leverage factor, nor does it attempt to show your expected return on an investment in the Buffered PLUS. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance. The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of future performance.

July 2015	Page 4

Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How Do Currency Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The exchange rate for each of the basket currencies is expressed as the number of units of that currency per U.S. dollar. As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar. This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date. An exchange rate of 2.20 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 3.20.

▪	Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar. This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date. An exchange rate of 3.80 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 3.20.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the Buffered PLUS effectively limits the contribution of each basket currency to 100% but does not limit the downside.

➢ In the example below, the Brazilian real strengthens from the initial exchange rate of 3.20 to the final exchange rate of 2.88, resulting in the currency performance of 1 – (2.88 / 3.20) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
3.20	2.88

➢ In the example below, the Brazilian real weakens from the initial exchange rate of 3.20 to the final exchange rate of 4.80, resulting in the currency performance of 1 – (4.80 / 3.20) = -50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
3.20	4.80

➢ In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 3.20 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 3.20) = approximately 99.97%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
3.20	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the example below.

➢ In the example below, the Brazilian real is seriously devalued and weakens from the initial exchange rate of 3.20 to the final exchange rate of 19.20, resulting in the currency performance of 1 – (19.20 / 3.20) =
-500%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
3.20	19.20

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency. Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourth basket currency so that you could lose your entire initial investment in the Buffered PLUS.

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The actual initial exchange rates are set forth on the cover of this pricing supplement and differ from those used in the examples above. The actual final exchange rates will vary from those used in the examples above.

July 2015	Page 6

Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer 18-times leveraged upside exposure to any positive basket performance and provide a buffer against a negative basket performance of -30%. If the basket performance is less than -30%, you will receive at maturity an amount that is less than the stated principal amount of $1,000, but under no circumstances will the payment due at maturity be less than the minimum payment at maturity of $300 per Buffered PLUS.

Leveraged Performance	▪ The Buffered PLUS offer investors an opportunity to capture enhanced returns compared to a direct investment in the basket.
Access	▪ Exposure to an equally-weighted basket of four emerging markets currencies valued relative to the U.S. dollar.
Payment Scenario 1	▪ The basket performance is positive, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 18 times the positive basket performance.
Payment Scenario 2	▪ The basket performance is zero or negative but greater than or equal to -30%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3	▪ The basket performance is less than -30%, and, at maturity, the Buffered PLUS redeem for an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity of $300. (Example: if the basket performance is –50%, the Buffered PLUS will redeem for $800.)

Summary of Selected Key Risks (see page 17)

▪	70% of the stated principal amount is at risk.

▪	No interest payments.

▪	The Buffered PLUS are subject to currency exchange risk.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪	The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors.

▪	Investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies.

▪	Consisting of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the Buffered PLUS.

▪	Even though currencies trade around the clock, the Buffered PLUS will not.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the Buffered PLUS.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.

▪	The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

July 2015	Page 7

Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Fact Sheet

The Buffered PLUS are unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment at maturity of only 30% of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the basket as a whole relative to the U.S. dollar, as measured on the valuation date. Under no circumstances will the payment due at maturity on the Buffered PLUS be less than $300 per Buffered PLUS. The Buffered PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 10, 2015	July 15, 2015 (3 business days after the pricing date)	July 16, 2018, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,057,000
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Basket:	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
	Brazilian real (“BRL”)	25%	3.1897	Reuters page “BRFR”
	Russian ruble (“RUB”)	25%	56.6525	Reuters page “EMTA”
	Indian rupee (“INR”)	25%	63.3793	Reuters page “RBIB”
	Chinese renminbi (“CNY”)	25%	6.1153	Reuters page “SAEC”
Payment at maturity:

•      If the basket of currencies has strengthened relative to the U.S. dollar such that the basket performance is positive:

$1,000 + leveraged upside payment

•      If the basket of currencies has remained unchanged or weakened relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to -30%:

$1,000

•      If the basket of currencies has weakened relative to the U.S. dollar such that the basket performance is less than -30%:

[$1,000 x (1 + basket performance)] + minimum payment at maturity

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity be less than $300 per Buffered PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	The sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the overall basket performance may be less than zero.

Please see “Hypothetical Payouts on the Buffered PLUS at Maturity” beginning on page 14 for full examples of how to calculate the basket performance at maturity.

Leverage factor:	18
Maximum payment at maturity:	None
Minimum payment at maturity:	$300 per Buffered PLUS (30% of the stated principal amount)
Risk factors:	Please see “Risk Factors” beginning on page 17.

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Currency performance:

With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)

This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Buffered PLUS at Maturity –– Example 3.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Exchange rate:

With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source. See “General Terms of the PLUS—exchange rate” in the accompanying prospectus supplement for Currency-Linked PLUS.

For each basket currency, an increase in the exchange rate means that such basket currency has depreciated relative to the U.S. dollar such that it takes more units of such basket currency to purchase one U.S. dollar. Conversely, a decrease in the exchange rate means that such basket currency has appreciated relative to the U.S. dollar such that it takes fewer units of such basket currency to purchase one U.S. dollar.

Valuation date:	July 11, 2018, subject to adjustment for non-currency business days.
Postponement of maturity date:	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	61760QGT5
ISIN:	US61760QGT58
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, we intend to treat each Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Buffered PLUS is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS, the following U.S. federal income tax consequences should result based on current law:

▪    A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Because the payment on the Buffered PLUS is linked to a basket of foreign currencies, it is likely that the Buffered PLUS will be subject to Section 988 of the Internal Revenue Code of 1986, as amended. In that case, any gain or loss generally will be treated as ordinary income or loss. While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the Buffered PLUS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

retroactive effect.

In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the Buffered PLUS are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the Buffered PLUS for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:

The proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in forwards and options contracts on the basket currencies. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Such purchase activity could have increased the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, could have increased the values relative to the U.S. dollar that each of the basket currencies must attain on the valuation date so that you do not suffer a loss on your initial investment in the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may

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provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of Buffered PLUS and the related lending transactions, provided that neither the issuer of the Buffered PLUS nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments. The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS. The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)     the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its

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purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley or any of its respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $10 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Validity of the Buffered PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payout on the Buffered PLUS at maturity for a range of hypothetical basket performances. The diagram is based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	18
Minimum payment at maturity:	$300 per Buffered PLUS (30% of the stated principal amount)

Buffered PLUS Payoff Diagram

How it works

¡	If the basket performance is positive, investors will receive at maturity the $1,000 stated principal amount plus 18 times the positive basket performance.

¡	If the basket performance is zero or negative but greater than or equal to -30%, investors will receive at maturity the $1,000 stated principal amount.

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¡	If the basket performance is less than -30%, investors will receive at maturity an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity of $300.

¡	If the basket performance is –50%, investors would lose 20% of their principal and receive only $800 per Buffered PLUS at maturity, or 80% of the stated principal amount.

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Hypothetical Payouts on the Buffered PLUS at Maturity

Below are three examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar. For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1: The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	3.20	3.04	5%
RUB	25%	56.00	53.20	5%
INR	25%	64.00	60.80	5%
CNY	25%	6.20	5.89	5%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final BRL exchange rate / Initial BRL exchange rate)] x 25%, plus

[1 – (Final RUB exchange rate / Initial RUB exchange rate)] x 25%, plus

[1 – (Final INR exchange rate / Initial INR exchange rate)] x 25%, plus

[1 – (Final CNY exchange rate / Initial CNY exchange rate)] x 25%

So, using the hypothetical exchange rates above:

[1 – (3.04 / 3.20)] x 25% = 1.25%, plus
[1 – (53.20 / 56.00)] x 25% = 1.25%, plus
[1 – (60.80 / 64.00)] x 25% = 1.25%, plus
[1 – (5.89 / 6.20)] x 25% = 1.25%%

Basket performance	=	5%
Payment at maturity	=	$1,000 + leveraged upside payment
	=	$1,000 + ($1,000 x basket performance x leverage factor)
	=	$1,000 + ($1,000 x 5% x 18)
	=	$1,900

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the leveraged upside payment. The payment at maturity per Buffered PLUS will be $1,900, or the stated principal amount of $1,000 plus the leveraged upside payment of $900.

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Example 2: The basket performance is zero or negative but greater than or equal to -30%.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	3.20	3.84	-20%
RUB	25%	56.00	64.40	–15%
INR	25%	64.00	69.12	–8%
CNY	25%	6.20	6.014	3%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (3.84 / 3.20)] x 25% = -5.00%, plus
[1 – (64.40 / 56.00)] x 25% = –3.75%, plus
[1 – (69.12 / 64.00)] x 25% = –2.00%, plus
[1 – (6.014 / 6.20)] x 25% = 0.75%

Basket performance	=	–10%
Payment at maturity	=	$1,000

Because the basket performance is negative but not less than -30%, the payment at maturity will equal the $1,000 stated principal amount.

Example 3: The basket performance is less than -30%.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	3.20	0.64	80%
RUB	25%	56.00	280.00	–400%
INR	25%	64.00	12.80	80%
CNY	25%	6.20	1.24	80%
[1 – (0.64 / 3.20)] x 25% = 20%, plus
[1 – (280.00 / 56.00)] x 25% = –100%, plus
[1 – (12.80 / 64.00)] x 25% = 20%, plus
[1 – (1.24 / 6.20)] x 25% = 20%

Basket performance	=	–40%
Payment at maturity	=	[$1,000 x (1 + basket performance)] + minimum payment at maturity
	=	$600 + minimum payment at maturity of $300
	=	$900

Because the basket performance is less than -30%, the payment at maturity will equal an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity of $300.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the Buffered PLUS, as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies. In this example, even though three of the four basket currencies have each appreciated significantly, the basket performance is negative because the serious devaluation of the fourth basket currency more than offsets the appreciation of the other three basket currencies, and the investor loses 10% of its initial investment.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based on the basket performance, determined as follows:

If the basket performance is positive:

$1,000    +    leveraged upside payment:

Currency performance value = [1 – (final exchange rate / initial exchange rate)] x weighting

If the basket performance is zero or negative but greater than or equal to -30%:

$1,000

If the basket performance is less than -30%:

[$1,000   x   (1 + basket performance)] + minimum payment at maturity

The payment at maturity in this scenario will be less than the stated principal amount. However, under no circumstances will the payment due at maturity be less than the minimum payment at maturity.

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Risk Factors

The Buffered PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the Buffered PLUS. Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the Buffered PLUS and the suitability of such Buffered PLUS in light of your particular circumstances. The Buffered PLUS are not secured debt and investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies. The following is a non-exhaustive list of certain key considerations for investors in the Buffered PLUS. For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement for Currency-Linked PLUS and prospectus. You should carefully consider whether the Buffered PLUS are suited to your particular circumstances in connection with your investment.

▪	Buffered PLUS do not pay interest and provide for a minimum payment at maturity of only 30% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that they do not pay interest and provide for a minimum payment at maturity of only 30% of the stated principal amount. At maturity you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based on the basket performance. Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the Buffered PLUS may be less than the return on a conventional debt security of comparable maturity issued by us. If the basket performance is less than -30%, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the basket performance below 0%, plus the minimum payment at maturity.

▪	The Buffered PLUS are subject to currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the Buffered PLUS. The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between countries; and

o	the extent of governmental surpluses or deficits in the relevant foreign country and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the Buffered PLUS and the return on an investment in the Buffered PLUS.

The payment on the Buffered PLUS or otherwise could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad.

We cannot assure you that a currency crisis or significant devaluation will not happen in the future to one or more of the basket currencies during the term of the Buffered PLUS. If one or more of the basket currencies experience devaluation, the value of the Buffered PLUS will likely be adversely affected.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other. Exchange rate movements in the basket currencies may not correlate with each other. At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other

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basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency. Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the investor could lose a significant amount or all of its initial investment. For an explanation of this possibility and how the currency performance is calculated, see “How Does the Currency Performance Formula Work?” on page 5 and “Hypothetical Payouts on the Buffered PLUS at Maturity––Example 3” on page 15.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in this pricing supplement under “Historical Information” on page 23 below and “Basket Overview” on page 4 above. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar based on historical performance. In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount that exceeds the stated principal amount of the Buffered PLUS. If the basket performance is less than -30%, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the Buffered PLUS.

▪	The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on Morgan Stanley's ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The market price of the Buffered PLUS may be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market. As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the Buffered PLUS more than any other single factor. Other factors that may influence the value of the Buffered

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PLUS include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the Buffered PLUS; and (v) any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity. For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

▪	Investing in the Buffered PLUS is not equivalent to investing directly in the basket currencies. You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies. The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above. The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

▪	Consisting of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. The Buffered PLUS are linked to the performance of a basket consisting of four emerging markets currencies. There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the Buffered PLUS. For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for Currency-Linked PLUS.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the Buffered PLUS. Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Buffered PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations or allow a previously fixed or range-limited exchange rate to float freely or in a broader band. The value of and amount payable on the Buffered PLUS could also be affected by fluctuations in response to other market forces and by the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the Buffered PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency. Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the Buffered PLUS and the return on an investment in the Buffered PLUS.

In addition, if any of the basket currencies is lawfully eliminated, converted, redenominated or exchanged by the relevant sovereign government during the term of the Buffered PLUS, the calculation agent, in its sole discretion, will determine the exchange rate for the affected currency (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the amount payable to you at maturity.

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	Even though currencies trade around the clock, the Buffered PLUS will not. The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Buffered PLUS, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Buffered PLUS. The possibility of these movements should be taken into account in relating the value of the Buffered PLUS to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the Buffered PLUS. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the Buffered PLUS.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

▪	The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered PLUS may be influenced by many unpredictable factors” above.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS. As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, has determined the initial exchange rate for each basket currency, will determine the final exchange rate for each basket currency, the currency performance values and the basket performance, and will calculate the amount you will receive at maturity. Moreover, certain determinations made by MSCS, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the calculation of

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate. These potentially subjective determinations may affect the payout to you at maturity. “Description of PLUS—Exchange Rate,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in Case of an Event of Default” and related definitions in the accompanying prospectus supplement for Currency-Linked PLUS. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could have increased the values relative to the U.S. dollar that such basket currencies must attain on the valuation date so that you do not suffer a loss on your initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “―Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as contingent payment debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. In addition, in 2007, the IRS issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the Buffered PLUS are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the Buffered PLUS for U.S. Holders, possibly with retroactive effect. As discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying prospectus supplement for Currency-Linked PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Buffered PLUS if the Buffered PLUS were recharacterized as debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and revenue ruling, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2010 through July 10, 2015. The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar during the period from January 1, 2010 through July 10, 2015. We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. We will not use Bloomberg to determine the applicable exchange rates. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance. We cannot give you any assurance that the basket will strengthen relative to the U.S. dollar over the term of the Buffered PLUS so that you do not suffer a loss on your initial investment in the Buffered PLUS.

For each basket currency, an increase in the exchange rate means that such basket currency has depreciated relative to the U.S. dollar such that it takes more units of such basket currency to purchase one U.S. dollar. Conversely, a decrease in the exchange rate means that such basket currency has appreciated relative to the U.S. dollar such that it takes fewer units of such basket currency to purchase one U.S. dollar.

BRL (# BRL / USD)	High	Low	Period End
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter	1.8836	1.7270	1.8047
Third Quarter	1.7926	1.6873	1.6873
Fourth Quarter	1.7416	1.6530	1.6613
2011
First Quarter	1.6891	1.6288	1.6318
Second Quarter	1.6362	1.5621	1.5633
Third Quarter	1.9055	1.5391	1.8793
Fourth Quarter	1.8980	1.6721	1.8668
2012
First Quarter	1.8714	1.6958	1.8268
Second Quarter	2.0907	1.8179	2.0094
Third Quarter	2.0569	1.9854	2.0264
Fourth Quarter	2.1360	2.0189	2.0516
2013
First Quarter	2.0457	1.9442	2.0217
Second Quarter	2.2575	1.9695	2.2317
Third Quarter	2.4543	2.1860	2.2170
Fourth Quarter	2.3898	2.1523	2.3621
2014
First Quarter	2.4403	2.2589	2.2719
Second Quarter	2.2806	2.1870	2.2143
Third Quarter	2.4278	2.2019	2.4469
Fourth Quarter	2.7387	2.4811	2.6576
2015
First Quarter	3.2919	2.5735	3.1967
Second Quarter	3.1787	2.9170	3.1030
Third Quarter (through July 10, 2015)	3.2353	3.0967	3.1645

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Brazilian real January 1, 2010 through July 10, 2015 (expressed as units of BRL per USD)

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

RUB (# RUB / USD)	High	Low	Period End
2010
First Quarter	30.4861	29.1362	29.4205
Second Quarter	31.8000	28.9194	31.2095
Third Quarter	31.2763	29.6850	30.5350
Fourth Quarter	31.4755	29.7325	30.5370
2011
First Quarter	30.6412	28.1741	28.3821
Second Quarter	28.5023	27.2763	27.8693
Third Quarter	32.4040	27.5101	32.1840
Fourth Quarter	32.7211	29.8082	32.1370
2012
First Quarter	32.1488	28.9670	29.3470
Second Quarter	33.6741	29.2004	32.4245
Third Quarter	32.9805	30.4579	31.1800
Fourth Quarter	31.7403	30.5870	30.5250
2013
First Quarter	30.9810	29.8546	31.0564
Second Quarter	32.9538	30.8276	32.8395
Third Quarter	33.5163	31.6684	32.3906
Fourth Quarter	33.2600	31.6832	32.8696
2014
First Quarter	36.6326	32.8550	35.1734
Second Quarter	36.1838	33.7166	33.9823
Third Quarter	39.1696	33.9855	39.6003
Fourth Quarter	67.9143	39.6195	60.7360
2015
First Quarter	69.4666	57.3254	58.1861
Second Quarter	57.6042	49.0955	55.3415
Third Quarter (through July 10, 2015)	57.4749	55.5179	56.2872

Russian ruble January 1, 2010 through July 10, 2015 (expressed as units of RUB per USD)

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

INR (# INR / USD)	High	Low	Period End
2010
First Quarter	46.8112	44.9175	44.9175
Second Quarter	47.6963	44.2938	46.4500
Third Quarter	47.3638	44.9450	44.9450
Fourth Quarter	45.9350	44.1050	44.7050
2011
First Quarter	45.9050	44.5850	44.5850
Second Quarter	45.3325	44.0769	44.6981
Third Quarter	49.5750	44.0756	48.9737
Fourth Quarter	53.7150	48.6950	53.0650
2012
First Quarter	53.3075	48.6950	50.8763
Second Quarter	57.1550	50.7150	55.6375
Third Quarter	56.1600	52.8600	52.8600
Fourth Quarter	55.7250	51.7450	54.9950
2013
First Quarter	55.2250	53.1350	54.2800
Second Quarter	60.7300	53.8088	59.3900
Third Quarter	68.8250	59.0425	62.6175
Fourth Quarter	63.6950	61.0375	61.8000
2014
First Quarter	63.1012	59.8900	59.8900
Second Quarter	61.0850	58.4600	60.1862
Third Quarter	61.7575	59.6937	61.7575
Fourth Quarter	63.6763	61.4050	63.0437
2015
First Quarter	63.5725	61.4050	62.4975
Second Quarter	64.2525	62.1888	63.6500
Third Quarter (through July 10, 2015)	63.6050	63.4000	63.4000

Indian rupee January 1, 2010 through July 10, 2015 (expressed as units of INR per USD)

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

CNY (# CNY / USD)	High	Low	Period End
2010
First Quarter	6.8339	6.8256	6.8259
Second Quarter	6.8333	6.7818	6.7818
Third Quarter	6.8108	6.6873	6.6921
Fourth Quarter	6.6917	6.6070	6.6070
2011
First Quarter	6.6350	6.5483	6.5612
Second Quarter	6.5477	6.4634	6.4639
Third Quarter	6.4721	6.3781	6.3812
Fourth Quarter	6.3852	6.3196	6.2950
2012
First Quarter	6.3390	6.2938	6.2985
Second Quarter	6.3705	6.2774	6.3540
Third Quarter	6.3885	6.3019	6.2847
Fourth Quarter	6.2989	6.2223	6.2306
2013
First Quarter	6.2445	6.2107	6.2102
Second Quarter	6.2083	6.1211	6.1375
Third Quarter	6.1413	6.1130	6.1209
Fourth Quarter	6.1240	6.0693	6.0543
2014
First Quarter	6.2286	6.0406	6.2171
Second Quarter	6.2598	6.1967	6.2031
Third Quarter	6.2127	6.1267	6.1394
Fourth Quarter	6.2257	6.1378	6.2055
2015
First Quarter	6.2747	6.1883	6.1997
Second Quarter	6.2200	6.1944	6.2010
Third Quarter (through July 10, 2015)	6.2099	6.2016	6.2094

Chinese renminbi January 1, 2010 through July 10, 2015 (expressed as units of CNY per USD)

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Buffered PLUS due July 16, 2018
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for Currency-Linked PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement for Currency-Linked PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at ..www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at ..www.sec.gov as follows:

Prospectus Supplement for Currency-Linked PLUS dated November 19, 2014

Prospectus dated November 19, 2014

Terms used in this pricing supplement are defined in the prospectus supplement for Currency-Linked PLUS or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

July 2015	Page 29